Generac Reports Second Quarter 2013 Results

Strong and broad-based organic revenue growth and operational execution drive continued growth in adjusted earnings

Outlook raised for full-year 2013, with second half 2013 sales expected to grow over the very strong prior-year period

WAUKESHA, WISCONSIN, (July 30, 2013) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•	Net sales increased year-over-year by 45.0% to $346.7 million as compared to $239.1 million in the second quarter of 2012.
-	Residential product sales increased 59.3% compared to the second quarter of 2012.
-	Commercial & Industrial (C&I) product sales increased 32.0% compared to the prior year second quarter.

•	Gross profit margin during the second quarter improved 120 basis points over the prior year.

•	Net income during the second quarter of 2013 was $28.3 million, or $0.40 per share, as compared to $9.3 million or $0.14 per share for the same period of 2012.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $66.6 million from $39.9 million in the second quarter of 2012.  Adjusted diluted net income per share was $0.95 as compared to $0.58 per share in the second quarter of 2012.

•	Adjusted EBITDA increased 65.0% to $90.1 million as compared to $54.6 million in the second quarter last year.

•
Cash flow from operations in the second quarter of 2013 was $36.1 million as compared to $21.1 million in the prior year quarter.  Free cash flow was $30.3 million as compared to $17.8 million in the second quarter of 2012.

•
For the trailing four quarters, including the second quarter of 2013, net sales were $1.389 billion; net income was $132.8 million; adjusted EBITDA was $358.3 million; cash flow from operations was $250.2 million; and free cash flow was $223.3 million.

•	For the second consecutive year, the Company returned significant capital to shareholders during the quarter through a special cash dividend of $5.00 per share paid on June 21, 2013.

•
As previously announced, the Company last week entered into a purchase agreement to acquire Tower Light Srl, a leading European developer and supplier of mobile light towers with headquarters outside Milan, Italy.  Targeted to close in early August using cash on hand, the acquisition positions the Company as a global leader in mobile light towers and accelerates its global expansion efforts.

“Our second quarter results continue to demonstrate the success we are experiencing in executing our Powering Ahead strategic plan,” said Aaron Jagdfeld, President and Chief Executive Officer. “We executed on very strong organic revenue growth again this quarter which was broad based across our major product categories and all significant regions of the United States. Our growth was driven by continuing adoption of home standby generators, the further expansion of our distribution, and increasing demand within certain of our commercial and industrial end markets. When you combine our organic growth initiatives with our recent acquisitions, we are driving a new and higher baseline of demand for our products, while also becoming a more balanced company with global scale."

Additional Second Quarter 2013 Highlights

Residential product sales for the second quarter of 2013 increased 59.3% to $196.6 million from $123.4 million for the comparable period in 2012, which was primarily driven by very strong double-digit increases in shipments for both home standby and portable generators.  The growth was due to a combination of factors including the additional awareness and adoption created by major power outages in recent years, the Company’s expanded distribution, increased sales and marketing initiatives, overall strong operational execution and an improving environment for residential investment.  In addition, increased revenue from power washer products contributed to the year-over-year sales growth in residential products.

Commercial & Industrial product sales for the second quarter of 2013 increased 32.0% to $133.4 million from $101.1 million for the comparable period in 2012.  The increase in net sales was primarily driven by the Ottomotores acquisition which closed in December 2012, along with strong shipments to national account customers.  Increased sales of natural gas generators used in light commercial/retail applications also contributed to year-over-year organic growth.

Gross profit margin for the second quarter of 2013 was 37.8% compared to 36.6% in the second quarter of 2012.  Gross margin improved over the prior year due to the combination of improved product mix, improved pricing, and a moderation in product costs due to lower commodities and execution of cost-reduction initiatives.  These margin improvements were partially offset by the mix impact from the addition of Ottomotores sales.

Operating expenses for the second quarter of 2013 increased $4.2 million, or 8.5%, as compared to the second quarter of 2012.  These additional expenses were driven primarily by operating expenses associated with the Ottomotores businesses, and increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company.  These operating expense increases were partially offset by warranty rate improvements and reduced amortization of intangibles.

As previously announced, on May 31, 2013, the Company completed a refinancing of its senior secured credit facilities, pursuant to which it incurred $1.2 billion of senior secured term loans to replace its prior term loan facilities.  The new term loans accrue interest initially at LIBOR plus 2.75% with a LIBOR floor of 0.75%, which results in a 275 basis point reduction in interest rate as compared to the Company’s previous facility, at current LIBOR interest rates.  Following the refinancing, the Company used a portion of the proceeds from the new term loans to fund a special cash dividend to its stockholders of $5.00 per share and to pay related financing fees and expenses.  The special dividend constituted a declared amount of $342.1 million in the aggregate, of which $340.8 million was paid on June 21, 2013.  In conjunction with this refinancing and other debt prepayments, a $13.5 million loss on extinguishment of debt was recorded during the second quarter of 2013.

Interest expense in the second quarter of 2013 increased to $14.3 million compared to $9.9 million in the same period last year.  The increase was a result of higher debt levels and interest rates compared to the prior year period.  Due to the reduction in interest rate from the current-year refinancing completed in May 2013, interest expense during the third quarter of 2013 is expected to be approximately $13.0 million, which includes approximately $1.5 million of deferred financing costs and original issue discount amortization.

Outlook

The Company is revising upward its sales guidance for full-year 2013 primarily due to continued strong demand for home standby and portable generators, an improved outlook for C&I shipments, as well as the expected closing of the Tower Light acquisition early in the third quarter of 2013.  Full-year 2013 net sales are now expected to increase in the low-20% range over the prior year, which is an increase from the low-to-mid teens rate previously expected.  Specifically for the second half 2013, net sales are now forecasted to increase in the mid-single digit range as compared to the very strong prior-year second-half period.  This top-line guidance continues to assume no material changes in the current macroeconomic environment and no major power outage events for the remainder of 2013.

Gross margins for 2013 are still expected to be approximately flat as compared to the prior year.

Operating expenses as a percentage of net sales, excluding amortization of intangibles, are now expected to be approximately flat as compared to 2012, which is an improvement from the previous expectation of slightly up compared to the prior year.

As a result of the higher sales outlook and the improved operating expense guidance, adjusted EBITDA for the full-year 2013 is now expected to increase in the low-20% range, which is an increase from the low-teens percentage range previously expected.

Cash flow conversion is still expected to remain strong during 2013 and be consistent with the cumulative average during the past four years of free cash flow representing between 90-95% of adjusted net income.

As previously announced, the Company recently signed an agreement to acquire the equity of Tower Light Srl.  Founded in 1996 and located outside of Milan, Italy, Tower Light is a leading developer and supplier of mobile light towers throughout Europe, the Middle East, and Africa.  Tower Light has experienced growth and built a leading market position in the equipment rental markets by leveraging their broad product offering and strong global distribution network in over 50 countries.  With approximately 100 employees, Tower Light’s net sales for year ended December 31, 2012 were approximately €37 million.

“The powerful macro drivers for our business, which include the underinvestment in the electrical grid, an aging population, and an increasing reliance on uninterrupted power and data, should drive further awareness of the need for back-up power,” concluded Mr. Jagdfeld.  “Through innovation and solid execution of our strategic initiatives, we expect to continue to drive the adoption of standby generators  for homes and businesses.  At the same time, we are building Generac into a larger, more balanced company with improved global focus by continuing to diversify our product offerings, our distribution channels, and the geographies we serve.  Combine with this the potential for further recovery in residential investment and non-residential construction, and we believe Generac is well positioned to continue driving organic revenue growth, superior margins and strong free cash flow.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Tuesday, July 30, 2013 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 515-2911 (domestic) or +1 (617) 399-5125 (international) and entering passcode 74698026.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 72906440. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available internationally through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization transactions completed in May 2012 and 2013;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisitions of the Ottomotores and Tower Light businesses or other acquisitions will not be realized, or will not be realized within the expected time period;

•	the risk that the Ottomotores and Tower Light businesses or other acquisitions that we make will not be integrated successfully;
•	difficulties Generac may encounter as its business expands globally;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 31, 2013, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$346,688	$239,137	$746,260	$533,698
Costs of goods sold	215,735	151,708	461,845	335,264
Gross profit	130,953	87,429	284,415	198,434

Operating expenses:
Selling and service	27,072	22,122	58,753	47,248
Research and development	7,064	5,703	13,709	10,758
General and administrative	14,039	10,158	26,465	19,264
Amortization of intangibles	6,345	12,288	12,530	24,513
Total operating expenses	54,520	50,271	111,457	101,783
Income from operations	76,433	37,158	172,958	96,651

Other (expense) income:
Interest expense	(14,263)	(9,894)	(29,938)	(15,568)
Investment income	25	29	42	48
Loss on extinguishment of debt	(13,497)	(9,999)	(15,336)	(14,308)
Other, net	(1,909)	(1,595)	(1,513)	(2,020)
Total other expense, net	(29,644)	(21,459)	(46,745)	(31,848)

Income before provision for income taxes	46,789	15,699	126,213	64,803
Provision for income taxes	18,535	6,364	47,285	25,408
Net income	$28,254	$9,335	$78,928	$39,395

Net income per common share - basic:	$0.41	$0.14	$1.16	$0.59
Weighted average common shares outstanding - basic:	68,140,330	67,309,260	68,003,164	67,254,870

Net income per common share - diluted:	$0.40	$0.14	$1.13	$0.57
Weighted average common shares outstanding - diluted:	69,809,599	68,645,533	69,801,498	68,599,867

Dividends declared per share	$5.00	$6.00	$5.00	$6.00

Comprehensive income	$29,276	$10,039	$80,952	$40,030

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$126,598	$108,023
Accounts receivable, less allowance for doubtful accounts	162,711	134,978
Inventories	287,258	225,817
Deferred income taxes	30,838	48,687
Prepaid expenses and other assets	3,664	5,048
Total current assets	611,069	522,553

Property and equipment, net	109,481	104,718

Customer lists, net	29,638	37,823
Patents, net	66,392	70,302
Other intangible assets, net	5,009	5,783
Deferred financing costs, net	21,283	13,987
Trade names, net	161,371	158,831
Goodwill	551,242	552,943
Deferred income taxes	119,860	136,754
Other assets	22	153
Total assets	$1,675,367	$1,603,847

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$24,047	$12,550
Accounts payable	112,155	94,543
Accrued wages and employee benefits	20,963	19,435
Other accrued liabilities	78,362	86,081
Current portion of long-term borrowings	9,000	82,250
Total current liabilities	244,527	294,859

Long-term borrowings	1,177,329	799,018
Other long-term liabilities	47,570	46,342
Total liabilities	1,469,426	1,140,219

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,588,061 and 68,295,960 shares issued at June 30, 2013 and December 31, 2012, respectively	686	683
Additional paid-in capital	416,184	743,349
Treasury stock, at cost	(6,543)	–
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings (accumulated deficit)	10,202	(63,792)
Accumulated other comprehensive loss	(12,472)	(14,496)
Total stockholders’ equity	205,941	463,628
Total liabilities and stockholders’ equity	$1,675,367	$1,603,847

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012

Operating activities
Net income	$78,928	$39,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,126	3,995
Amortization of intangible assets	12,530	24,513
Amortization of original issue discount	1,138	343
Amortization of deferred finance costs	1,189	1,016
Amortization of unrealized loss on interest rate swaps	2,005	271
Loss on extinguishment of debt	15,336	14,308
Provision for losses on accounts receivable	636	67
Deferred income taxes	35,324	23,610
Loss on disposal of property and equipment	36	91
Share-based compensation expense	6,192	5,257
Net changes in operating assets and liabilities:
Accounts receivable	(36,908)	10,676
Inventories	(62,561)	(64,609)
Other assets	182	(306)
Accounts payable	18,984	(6,043)
Accrued wages and employee benefits	1,452	(2,034)
Other accrued liabilities	3,130	10,703
Excess tax benefits from equity awards	(8,401)	(1,546)
Net cash provided by operating activities	74,318	59,707

Investing activities
Proceeds from sale of property and equipment	35	16
Expenditures for property and equipment	(10,051)	(5,504)
Proceeds from sale of business, net	2,254	–
Acquisition of business	6,278	(2,279)
Net cash used in investing activities	(1,484)	(7,767)

Financing activities
Proceeds from short-term borrowings	14,007	13,000
Proceeds from long-term borrowings	1,200,000	1,455,614
Repayments of short-term borrowings	(2,510)	–
Repayments of long-term borrowings	(897,750)	(1,172,874)
Payment of debt issuance costs	(21,698)	(24,928)
Cash dividends paid	(343,421)	(404,332)
Taxes paid related to the net share settlement of equity awards	(11,259)	(2,785)
Excess tax benefits from equity awards	8,401	1,546
Net cash used in financing activities	(54,230)	(134,759)

Effect of exchange rate changes on cash and cash equivalents	(29)	–

Net increase (decrease) in cash and cash equivalents	18,575	(82,819)
Cash and cash equivalents at beginning of period	108,023	93,126
Cash and cash equivalents at end of period	$126,598	$10,307

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$28,254	$9,335	$78,928	$39,395
Interest expense	14,263	9,894	29,938	15,568
Depreciation and amortization	8,906	14,290	17,656	28,508
Income taxes provision	18,535	6,364	47,285	25,408
Non-cash write-down and other charges (1)	1,240	454	817	250
Non-cash share-based compensation expense (2)	3,261	2,818	6,192	5,257
Loss on extinguishment of debt	13,497	9,999	15,336	14,308
Transaction costs and credit facility fees (3)	1,589	1,284	1,903	1,419
Other	552	153	843	280
Adjusted EBITDA	$90,097	$54,591	$198,898	$130,393

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$28,254	$9,335	$78,928	$39,395
Provision for income taxes	18,535	6,364	47,285	25,408
Income before provision for income taxes	46,789	15,699	126,213	64,803
Amortization of intangible assets	6,345	12,288	12,530	24,513
Amortization of deferred finance costs and original issue discount	1,150	853	2,327	1,359
Loss on extinguishment of debt	13,497	9,999	15,336	14,308
Transaction costs and other purchase accounting adjustments (4)	1,430	1,292	1,177	1,292
Adjusted net income before provision for income taxes	69,211	40,131	157,583	106,275
Cash income tax expense (5)	(2,650)	(272)	(7,170)	(327)
Adjusted net income	$66,561	$39,859	$150,413	$105,948

Adjusted net income per common share - diluted:	$0.95	0.58	2.15	1.54
Weighted average common shares outstanding - diluted:	69,809,599	68,645,533	69,801,498	68,599,867

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. Also includes certain purchase accounting adjustments.

(5) Amount for the three and six months ended June 30, 2013 is based on an anticipated cash income tax rate of approximately 6%.

Free cash flow reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$36,052	$21,123	$74,318	$59,707
Expenditures for property and equipment	(5,729)	(3,366)	(10,051)	(5,504)
Free cash flow	$30,323	$17,757	$64,267	$54,203

LTM free cash flow reconciliation	LTM June 30,
	2013
	(unaudited)

2012 net cash provided by operating activities, as reported	$235,594
Add: June 2013 net cash provided by operating activities, as reported	74,318
Less: June 2012 net cash provided by operating activities, as reported	(59,707)
LTM net cash provided by operating activities	250,205

2012 expenditures for property and equipment, as reported	(22,392)
Include: June 2013 expenditures for property and equipment, as reported	(10,051)
Exclude: June 2012 expenditures for property and equipment, as reported	5,504
LTM expenditures for property and equipment	(26,939)

Free cash flow	$223,266

LTM Adjusted EBITDA reconciliation	LTM June 30,
	2013
	(unaudited)

2012 Adjusted EBITDA, as reported	$289,809
Add: June 2013 Adjusted EBITDA, as reported	198,898
Less: June 2012 Adjusted EBITDA, as reported	(130,393)
Adjusted EBITDA	$358,314

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com